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                                                                EXHIBIT 23.1


                         Independent Auditors' Consent

                We consent to the incorporation by reference in this Registration Statement on Form S-8 of Drilex International Inc. (the "Company") of our reports dated April 26, 1996 with respect to the (i) consolidated financial statements of the Company as of December 31, 1995 and 1994 and for the year ended December 31, 1995 and the period from March 30, 1994 (inception) to December 31, 1994, (ii) consolidated statements of operations and cash flows of Drilex Systems, Inc. and subsidiaries for the three-month period ended March 30, 1994 and the year ended December 31, 1993, (iii) consolidated statements of income and cash flows of Ensco Technology Company and subsidiary for the nine-month period ended September 30, 1995 and the year ended December 31, 1994, and of our report dated June 24, 1996 with respect to the consolidated statements of operations and cash flows of Sharewell, Inc. and subsidiaries for the one month ended April 30, 1995 and each of the two years in the period ended March 31, 1995, appearing in the Company's prospectus dated July 2, 1996, related to the Company's Registration Statement on Form S-1 (Reg. No. 333-03405).




DELOITTE & TOUCHE LLP
Houston, Texas
July 19, 1996